                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          OEC MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           OEC MEDICAL SYSTEMS, INC.
                           384 WRIGHT BROTHERS DRIVE
                           SALT LAKE CITY, UTAH 84116

April 15, 1997

TO OUR STOCKHOLDERS:

     You are invited to attend the Annual Meeting of Stockholders of OEC Medical System, Inc. (the "Company"), which will be held at 10:00 a.m. on Thursday, May 15, 1997, at the Salt Lake City Little America Hotel, 500 South Main, Salt Lake City, Utah.

     At this important meeting, you will be asked to vote on the election of directors and to ratify the selection of Deloitte & Touche LLP as the Company's accountants. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF THE COMPANY THAT THEY VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS AND THE RATIFICATION OF THE COMPANY'S SELECTION OF DELOITTE & TOUCHE LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

     Your vote is important to the Company. Whether or not you plan to attend the meeting, please return a completed proxy card in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ RUEDIGER NAUMANN-ETIENNE

                                          Ruediger Naumann-Etienne
                                          Chairman, President and
                                          Chief Executive Officer

                           OEC MEDICAL SYSTEMS, INC.
                           384 WRIGHT BROTHERS DRIVE
                           SALT LAKE CITY, UTAH 84116

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997

     The Annual Meeting of the Stockholders of OEC Medical Systems, Inc. (the "Company") will be held at 10:00 a.m. MDT on Thursday, May 15, 1997, at the Salt Lake City Little America Hotel, 500 South Main, Salt Lake City, Utah for the following purposes:

     1. To elect five directors of the Company. Management's nominees for election are Gregory K. Hinckley, Benno P. Lotz, Allan W. May, Ruediger Naumann-Etienne and Chase N. Peterson.

     2. To ratify the appointment of Deloitte & Touche LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 1997.

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Stockholders of record at the close of business on April 10, 1997 will receive this notice and are entitled to vote at the meeting.

     Please complete, sign and date the enclosed proxy card and mail it promptly in the enclosed reply envelope.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ ALLAN W. MAY

                                        Allan W. May

                                        Secretary

Dated: April 15, 1997

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                           OEC MEDICAL SYSTEMS, INC.
                           384 WRIGHT BROTHERS DRIVE
                           SALT LAKE CITY, UTAH 84116
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of OEC Medical Systems, Inc. ("OEC" or the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") which will be held on May 15, 1997, at 10:00 a.m., Mountain Daylight Time, at the Salt Lake City Little America Hotel, 500 South Main, Salt Lake City, Utah or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the Proxy were first mailed to stockholders on or about April 15, 1997. A copy of the Company's Annual Report to Stockholders for 1996 accompanies this Proxy Statement.

     The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the Proxy and any additional soliciting material furnished to stockholders, will be borne by OEC. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses. The Company has employed Chase Mellon Shareholder Services, a proxy solicitation firm, to solicit proxies. The amounts to be paid to such proxy solicitation firm are not expected to exceed $15,000. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for any such services.

     The Company's principal executive offices are located at 384 Wright Brothers Drive, Salt Lake City, Utah 84116.

                                 VOTING RIGHTS

     The close of business on April 10, 1997 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of that date, OEC had outstanding 13,249,081 shares of Common Stock. All of the outstanding shares of Common Stock on the Record Date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at this meeting will have one vote for each share so held on the matters to be voted upon, including voting on the election of directors.

                             REVOCATION OF PROXIES

     Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive offices as set forth above an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR the election of the five nominees for director and FOR the ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and are treated as negatives votes, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1

                      NOMINATION AND ELECTION OF DIRECTORS

     Five directors are to be elected at the 1997 Annual Meeting, each to serve until the next annual meeting of stockholders and until his successor shall be elected and qualified, or until his earlier death, resignation or removal. The five candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

     If any nominee is not available for election (a contingency the Company does not now foresee) it is the intention of the Board of Directors to recommend the election of a substitute nominee, and proxies in the accompanying form will be voted for the election of any substitute nominee, unless authority to vote such proxies in the election of directors has been withheld. Unless you request on your proxy form that voting of your proxy be withheld for any one or more of the following nominees for director, your proxy will be voted for the election of the five nominees listed below.

INFORMATION WITH RESPECT TO NOMINEES

     The names of and certain information with respect to the persons nominated by the Board of Directors for election as directors are included below.

           NAME               AGE         POSITION AND OTHER INFORMATION
--------------------------    ---     ---------------------------------------
Gregory K. Hinckley           50      Director
Benno P. Lotz                 66      Director
Allan W. May                  49      Director
Ruediger Naumann-Etienne      50      Chairman of the Board, President,
                                      Chief Executive Officer and Director
Chase N. Peterson             67      Director

     Gregory K. Hinckley is Executive Vice President, Chief Operating Officer and Chief Financial Officer of Mentor Graphics Corporation. From 1992 to 1996, he was Senior Vice President and Chief Financial Officer of VLSI Technology, Inc. From 1989 to 1991, he was Senior Vice President and Chief Financial Officer of Crowley Maritime Corporation, and from 1983 until 1991 he was the Vice President & Chief Financial Officer of Bio-Rad Laboratories, Inc. He has been a director of the Company since June 1995.

     Benno P. Lotz is a self-employed management consultant. From 1983 until his retirement in 1991, he was Chairman and General Manager of OEC-Diasonics, a subsidiary of the Company's predecessor, Diasonics, Inc. From 1976 to 1983, he was President and Chief Executive Officer of Orthopedic Equipment Company, Inc. The Company was acquired by Diasonics, Inc. in 1983. He has been a director of the Company since March 1995.

     Allan May is Vice Chairman and CEO of MAST Immunosystems, Inc. From September 1993 to November 1996 he was Vice President and General Counsel of the Company. He has been Secretary of OEC since September 1993. He held various positions with the Company's predecessor, Diasonics, Inc. from March 1989 to September 1993. He was Senior Vice President, Business Development, and General Counsel, and Secretary of Diasonics Utrasound, Inc. from October 1993 through October, 1994. Mr. May served as Chief Operating Officer of Tigera Group, Inc. (formerly Fortune Systems Corporation) from 1987 to 1988. He has been a director of the Company since February 1994.

     Ruediger Naumann-Etienne was appointed President and Chief Executive Officer in February 1995. He was named director and Chairman of the Board in September 1993. He was President and Chief Operating Officer of the Company's predecessor from December 1987 to July 1990 and Executive Vice President and Chief Financial Officer from April 1984 to September 1988. He has also been Managing Director of Intertec from July 1990.

     Chase N. Peterson, MD has been Professor of Internal Medicine (Clinical) at the University of Utah since 1983 and Professor of Family and Preventive Medicine (Clinical) since 1991. He was President of the University of Utah from 1983 through 1991. He is a graduate of Harvard College and Harvard Medical School. He has been a director of the Company since October 1993.

     Committees of the OEC Board. During 1996, there were six meetings of the Board of Directors of the Company. OEC has standing Audit, Nominations and Compensation Committees. Each director attended or participated in at least 75% of the aggregate of (i) the total number of Board meetings held during the 1996 fiscal year and (ii) the total number of meetings held during such year by each Committee on which he served. The Audit Committee, currently consisting of Messrs. Hinckley, Lotz, May and Peterson recommends to the Board, subject to stockholder approval, the engagement of the independent auditors and reviews the independence of the auditors and the scope and results of OEC's procedures for the adequacy of its system of internal accounting controls. The Nominations Committee, currently consisting of Messrs. May and Peterson, selects and nominates to the Board nominees for election as directors. The Compensation Committee, currently consisting of Messrs. Hinckley and Peterson, reviews and recommends to the Board the remuneration arrangements for senior management of OEC, administers its compensation and employee benefit plans and administers the Company's Stock Option/Stock Purchase Plan and the Employee Incentive Stock Acquisition Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS.

COMPENSATION

     The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the 1996 fiscal year for services rendered in each of the fiscal years ended December 31, 1996, 1995 and 1994, respectively. The individuals named in such tables are designated the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                            AWARDS
                                                                         ------------
                                                                          NUMBER OF
                                                 ANNUAL COMPENSATION      SECURITIES
                                               -----------------------    UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)(1)   BONUS($)     OPTIONS      COMPENSATION($)(2)
--------------------------------------  ----   ------------   --------   ------------   ------------------
Ruediger Naumann-Etienne(3)             1996      206,963     138,192        50,000               --
  President and Chief Executive         1995      200,000     100,000       100,000               --
     Officer                            1994           --          --            --               --

Randy Zundel                            1996      160,857     110,254        30,000           19,219
  Executive Vice President,             1995      153,465      77,214        70,000           17,879
  COO and CFO                           1994      147,396      22,453            --           14,403

Barry Hanover                           1996      123,488      65,081        25,000           13,127
  Executive Vice President,             1995      108,878      44,740        50,000           11,782
  Engineering and Chief Technical       1994      104,634      12,640            --           10,834
     Officer

Larry Harrawood                         1996      151,390      85,304        20,000           19,045
  Vice President,                       1995      145,169      58,544        60,000           17,730
  Marketing and Business Development    1994      138,208      17,104            --           15,673

Gary Kilman                             1996      124,562     110,177        20,000           18,937
  Vice President, Sales                 1995      120,012      88,932        50,000           21,367
                                        1994      115,472      61,091            --           17,668

---------------

(1) Includes salary deferred under the Company's 401(k) Savings Plan.

(2) For the 1996 fiscal year the indicated amount for each Named Officer was comprised of (i) the contributions made by the Company to the Company's 401(k) Savings Plan on behalf of each such officer which match his salary deferral contributions to such plan, up to a maximum match of $3,000 per participant, and (ii) the imputed cost of life insurance coverage provided by the split dollar life insurance policy which the Company maintains for each Named Officer plus the value to the Named Officer of the benefit provided by the Company's payment of the premium on such insurance policy.

                                                       PLAN CONTRIBUTION     INSURANCE BENEFIT
                                                       -----------------     -----------------
                                                               1996                  1996
                                                       -----------------     -----------------
        Mr. Naumann..................................       $    --               $    --
        Mr. Zundel...................................         3,000                16,219
        Mr. Hanover..................................         3,000                10,127
        Mr. Harrawood................................         3,000                16,045
        Mr. Kilman...................................         3,000                15,937

---------------

(3) Dr. Naumann-Etienne was paid $120,000 in 1994 as compensation under a consulting agreement for his role as Chairman of the Board of Directors. Dr. Naumann-Etienne became an employee of the Company on March 1, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Company's 1990 Stock Option/Stock Purchase Plan for the 1996 fiscal year to each of the Named Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                                  VALUE AT
                                                                                            ASSUMED ANNUAL RATES
                                                                                                     OF
                                          % OF TOTAL                                             STOCK PRICE
                                           OPTIONS                                              APPRECIATION
                             OPTIONS      GRANTED TO                                           FOR OPTION TERM
                             GRANTED     EMPLOYEES IN     EXERCISE PRICE     EXPIRATION     ---------------------
          NAME               (#)(1)      FISCAL YEAR         $(SH)(2)           DATE         5%(3)        10%(3)
-------------------------    -------     ------------     --------------     ----------     --------     --------
Ruediger Naumann-Etienne      50,000         8.6%             $11.75           9/05/06      $369,500     $936,300
Randy Zundel                  30,000         5.2%              11.75           9/05/06       221,700      561,800
Barry Hanover                 25,000         4.3%              11.75           9/05/06       184,700      468,100
Larry Harrawood               20,000         3.5%              11.75           9/05/06       147,800      374,500
Gary Kilman                   20,000         3.5%              11.75           9/05/06       147,800      374,500

---------------

(1) Each of these options was granted September 5, 1996 under the OEC Stock Option Plan and will become exercisable in the following manner: 6.25% will vest each quarter over four years, with total vesting complete September 5, 2000. Each option will become immediately exercisable for all the option shares should any of the following change in control events occur while the optionee continues in the Company's service: (i) the acquisition of the Company by merger or sale of all or substantially all of the Company's assets or 50% or more of the Company's outstanding common stock, (ii) the successful completion of a hostile tender offer for more than 40% of the Company's outstanding common stock, (iii) a change in the composition of more than one-third of the Board members by proxy contest or (iv) the dissolution or liquidation of the Company.

(2) The exercise price may be paid in cash, in shares of Company Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Company Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year. No stock appreciation rights were exercised during the last fiscal year, nor were any stock appreciation rights outstanding at the end of such fiscal year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                          NUMBER OF SECURITIES
                                                  VALUE REALIZED         UNDERLYING UNEXERCISED
                             SHARES ACQUIRED     (MARKET PRICE AT          OPTION AT FY-END(1)
                                   ON             EXERCISE LESS       -----------------------------
          NAME                EXERCISE (#)       EXERCISE PRICE)      EXERCISABLE     UNEXERCISABLE
-------------------------    ---------------     ----------------     -----------     -------------
Ruediger Naumann-Etienne              --                   --           184,625           46,875
Randy W. Zundel                   20,000              176,726           136,375           38,625
Barry K. Hanover                      --                   --            94,062           30,937
Larry E. Harrawood                10,000               50,000           135,850           29,250
Gary N. Kilman                    26,000              158,587            92,250           27,750


                                VALUE OF UNEXERCISED
                              IN-THE-MONEY OPTIONS AT
                                FY-END (MARKET PRICE
                              SHARES AT FY-END [$15.00]
                               LESS EXERCISE PRICE)(1)
                             -----------   -------------
          NAME               EXERCISABLE   UNEXERCISABLE
-------------------------    -----------   -------------
Ruediger Naumann-Etienne     $ 1,708,081     $ 152,344
Randy W. Zundel                1,200,416       184,594
Barry K. Hanover                 844,764       142,733
Larry E. Harrawood             1,201,085       154,125
Gary N. Kilman                   805,230       140,812

---------------

(1) Includes options granted under the OEC Plan prior to the distribution ("Distribution") by the Company of its interests in Diasonics Ultrasound, Inc. and FOCAL Surgery, Inc. to its shareholders on September 30, 1993 which were adjusted to reflect such Distribution ("OEC Adjusted Options"). Pursuant to the Distribution, each option (the "Diasonics Option") outstanding under the OEC Plan which was not exercised prior to the Distribution was split into three separately exercisable options -- the OEC Adjusted Option, the Diasonics Ultrasound Adjusted Option and the FOCAL Surgery Adjusted Option (together, the "Adjusted Options"). Each OEC Adjusted Option covers the same number of shares of Common Stock as the number of shares subject to the Diasonics Option to which it relates.

    Each OEC Adjusted Option in general has the same terms and conditions (including the same vesting/exercise schedule) as in effect for the Diasonics Option immediately prior to the Distribution. However, the per share exercise price in effect under the Diasonics Option immediately prior to the Distribution was allocated among each of the Adjusted Options on the basis of the relative fair market values of the underlying common stock of each of the three companies after the Distribution.

    For purposes of vesting and continued exercisability of each OEC Adjusted Option, employment or service (whether as an employee, consultant or non-employee director) with any one of the three companies or their respective subsidiaries will be treated as service and employment with the Company, as if the Distribution did not take place. Accordingly, each of the OEC Adjusted Options held by an individual after the Distribution will continue to vest and remain outstanding for so long as that individual remains in the employ or service of any one of the three companies or their subsidiaries. Each OEC Adjusted Option will, however, terminate and cease to be exercisable upon the earliest to occur of (i) the specified expiration date of the original Diasonics Option, (ii) the expiration of the three (3)-month period following the date the option holder ceases all employment and service relationships with the three companies and their subsidiaries or (iii) the expiration of the twelve (12)-month period following the date of the option holder's death or permanent disability if such individual dies or becomes disabled while in the service of one or more of the companies.

    The number of shares of Company Common Stock purchasable by each Named Officer under his OEC Adjusted Option at the end of the 1996 fiscal year is as follows: Mr. Naumann-Etienne 81,500 shares; Mr. Zundel 18,010 shares; Mr. Hanover 0 shares; Mr. Harrawood 15,100 shares; Mr. Kilman 16,000 shares.

     Employment Contracts and Change of Control Arrangements. No executive officers of the Company have employment agreements with the Company, however, the Company has entered into severance agreements with Ruediger Naumann-Etienne and Randy Zundel, such that if they are involuntarily terminated within 24 months following the change of control of the Company, Mr. Naumann is entitled to receive an amount equal to 24 months salary, plus an amount equal to his 1995 bonus and any unpaid vacation benefits; and Mr. Zundel is entitled to receive an amount equal to 18 months salary, plus an amount equal to his 1995 bonus and any unpaid vacation benefits. These agreements will expire on June 30, 1997.

     Officer Loan. In order to assist Mr. Naumann-Etienne, the Company's Chief Executive Officer and a member of the Board of Directors, in the exercise of certain outstanding stock options about to expire, the Company allowed him to deliver a promissory note on September 5, 1996 in payment of the exercise price of the shares of the Company's common stock subject to those options. The note was a full-recourse obligation in the principal amount of $210,000 and bore interest at the rate of 5.83% per annum, compounded semi-annually, over the term of the note. The note was paid in full in a lump sum payment to the Company on December 4, 1996. The highest outstanding balance under the note during the 1996 fiscal year prior to repayment was $224,390.

     Director's Compensation. All non-employee members of the Board are each paid an annual retainer of $20,000 plus reimbursement of all out-of-pocket costs incurred in connection with their attendance at Board or committee meetings.

     In addition, the OEC Medical Systems, Inc. 1990 Stock Option/Stock Purchase Plan contains an automatic option grant program for non-employee Board members. Under that program, each non-employee Board member automatically receives a non-statutory option grant for 5,000 shares of Common Stock upon his initial election or appointment to the Board, and each eligible individual re-elected as a non-employee Board member at one or more Annual Stockholders Meetings also receives an automatic option grant on the date of each such Annual Meeting for an additional 5,000 shares (provided such individual has not received an initial automatic grant within the preceding six months). Each grant will have an exercise price per share equal to the market price of the Common Stock on the grant date. The maximum number of shares of Common Stock purchasable per non-employee Board member under the automatic option grant program is limited to 15,000 shares. Each grant will become exercisable over the optionee's period of Board service in three equal annual installments, beginning one year after the grant date. However, in the event there is a change in control of the Company whether effected by merger, sale of substantially all of the Company's assets or 50% or more of the outstanding Common Stock or the completion of a hostile tender offer for 40% or more of the outstanding Common Stock, or in the event there is a change in the composition of one-third or more of the Board members effected through a contested election of Board members or in the event of dissolution or liquidation of the Company, then each automatic grant outstanding for at least six months will immediately accelerate and become exercisable for all of the option shares. Each of the automatic grants will have a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's cessation of Board service. Upon the successful completion of a hostile tender offer for 40% or more of the outstanding Common Stock, options will automatically be canceled in return for a cash distribution from the Company based upon the tender-offer price of the shares of Common Stock subject to the canceled options. Messrs. Hinckley, Lotz and Peterson each received an automatic option grant for 5,000 shares upon their re-elections to the Board at the 1996 Annual Stockholders' Meeting. Each such automatic option grant has an exercise price of $13.50 per share and will become exercisable on three successive equal annual installments over the period of continual Board service measured from the grant date.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent stockholders for the 1996 fiscal year were complied with.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, subject to review by the full Board, is responsible for the establishment of remuneration arrangements for senior management and the administration of compensation and employee benefits plans. In addition, the Compensation Committee sets the base salary of the Company's executive officers, approves individual bonus programs for executive officers, and administers the Company's 1990 Stock Option/Stock Purchase Plan under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in the Proxy Statement.

     The objectives of the Company's executive compensation program are to motivate and retain current executives and to attract future ones. The Company's executive compensation program is designed to: (1) provide a direct and substantial link between Company performance and executive pay, (2) consider individual performance and accomplishments and compensate accordingly, and (3) determine the Company's position in the medical device and high technology labor markets and be competitive in those labor markets.

     The Company positions its executive pay levels at the median of U.S. medical and technology companies. To this end, the Company tracks executive pay levels against companies of similar size, i.e., approximately $100 - $150 million. The Committee also considers geographic location and companies that may compete with OEC in recruiting executive talent.

     The data utilized by the Committee in establishing executive compensation levels is compiled by the Senior Manager, Human Resources, who has responsibility to verify that compensation is competitive for similar positions. Primarily, three compensation surveys were used: (1) the 1996 Radford Associates/Alexander & Alexander Consulting Group's "Management Total Compensation Report", (2) the 1996 Radford Salt Lake Area compensation survey, and (3) a November 1996 customized, senior level, executive survey of Utah based companies prepared by the Industrial Relations Council, a private Utah employers association.

     The Company's executive compensation program has three components; (1) base salary, (2) short-term incentives, and (3) long-term incentives. Base salary is used primarily as an attraction and retention device. Base pay is established within discrete ranges as determined for each position and is adjusted on a merit review basis each February. Pay is sufficiently variable, under the program, that 75th percentile performance will result in 75th percentile pay levels and below median performance levels will result in below median pay. Base pay increases are determined by long-term contributions to the Company's performance as well as the individual executive's position, duties, and responsibilities.

     The Chief Executive Officer's salary increase is based upon his contribution toward the Company's achievement of key objectives, such as earnings per share and profit before tax. In 1996, the Chief Executive Officer did receive a pay increase of 3.5%. All other executive officers received base salary increases averaging 5.1 percent. The increased levels of base salary in effect for the Company's executive officers for the 1996 fiscal year ranged from the 10 percentile to the 50 percentile of the surveyed compensation data for comparable positions at similarly sized medical and technology companies. The Chief Executive Officer's salary was at the 10 percentile.

     Short-term incentive pay is paid on an annual basis, if earned. Incentive pay is provided through the Management Incentive Plan (MIP). Each year individual and financial objectives are established. To the degree a participant meets or exceeds his/her personal objectives and the business unit and the Company meet or exceed their financial objectives, the participating executive will receive a bonus payable in February following the close of the fiscal year.

     The measurement of Company financial performance used in determining individual incentive pay is profit before tax (PBT). Payments are made based upon performance versus the target. Performance above the target results in proportionately higher bonus payouts (up to 150% of the target bonus). Likewise, below target performance results in proportionately lower bonus payouts (50% of the target bonus at 75% of target achievement). All bonuses become discretionary if performance is below 75% of target performance. Since financial performance for fiscal 1996 exceeded expectations, the Chief Executive Officer received a $138,192 bonus, and all other executive officers as a group received discretionary bonuses totaling $370,816.

     Long-term incentives are provided through stock options. The stock option plan is intended to provide incentive to key employees of the Company and attract new employees with outstanding qualifications, in addition to incenting executives to make the types of decisions that will continue to improve Company performance in the long term. The number of shares subject to each option grant is based upon the officer's tenure, level of responsibility, and relative position with the Company. The Company has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of option shares based upon the individual's position with the Company and his/her existing holdings of vested options. However, the Committee does not adhere strictly to these guidelines and will vary the size and terms of the option grant made to each executive officer as it feels the circumstances warrant. Each grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years), provided the officer continues in the Company's employ. In 1996, 145,000 options were granted to executive officers (see distribution in the preceding Option Grant Table) under the Company's Stock Option Plan.

     In total, about one-third of the Chief Executive Officer's annual compensation is variable upon meeting the financial target. Looking forward over a five-year term and calculating the values of stock options, about 60% of the Chief Executive Officer's total compensation will be variable. The Chief Executive Officer's targeted pay mix is heavily weighted toward long-term incentives and, therefore, long-term corporate and stock market performance.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The compensation to be paid to the Company's executive officers for the 1996 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for fiscal 1997 will exceed that limit. The stockholders approved an amendment to the Company's 1990 Stock Option/Stock Purchase Plan at the 1996 Annual Meeting, which will allow any compensation deemed paid to an executive officer upon his exercise of option grants under the Plan to qualify as performance-based compensation which will not be subject to the $1 million limitation. Since it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officer. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

     Submitted by the Compensation Committee of the Company's Board of Directors.

           Gregory K. Hinckley
           Dr. Chase N. Peterson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a current or former employee of the Company. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative stockholder returns for the Company, the Standard & Poor 500 Stock Index and the DJ Medical & Biotech Index for December 31, 1991 through December 31, 1996.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, neither the preceding Compensation Committee Report on Executive Compensation nor the Comparison of Cumulative Total Return graph shall be incorporated by reference into any such filings; nor shall such report or graph be incorporated by reference into any future filings made by the Company under these statues.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG OEC MEDICAL SYSTEMS, INC., THE S&P 500 INDEX
             AND THE DOW JONES MEDICAL & BIOTECHNOLOGY - ALL INDEX

                                                                             DOW JONES MEDICAL
        MEASUREMENT PERIOD              OEC MEDICAL                                  &
      (FISCAL YEAR COVERED)            SYSTEMS, INC.          S&P 500        BIOTECHNOLOGY-ALL
              12/91                         100                 100                 100
              12/92                          52                 108                  86
              12/93                          40                 118                  75
              12/94                          38                 120                  86
              12/95                          57                 165                 147
              12/96                          87                 203                 156

---------------

* Assumes $100 was invested in each of the Company's stock, the S&P 500 index and the Dow Jones Medical and Biotechnology Index as of December 31, 1991. Total shareholder return assumes reinvestment of dividends. While the Company has paid no cash dividends, it did declare a distribution of the stock of its wholly-owned ultrasound business, Diasonics Ultrasound, Inc. (including its wholly-owned subsidiary, FOCAL Surgery, Inc.) effective October 1, 1993. The distribution of that stock has been treated as a dividend of the equivalent cash value of shares of Diasonics Ultrasound, Inc. and FOCAL Surgery Inc. for purposes of computing the effect of dividend reinvestment in computing shareholder return in this graph. The equivalent cash value of shares distributed was computed based on the average of bid and ask prices for each of Diasonics Ultrasound, Inc. common, when-issued NASDAQ, and FOCAL Surgery, Inc. common, when issued OTC, as of October 1, 1993.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 31, 1997 concerning beneficial ownership of Common Stock by each of the directors, nominees for directors, and executive officers named in the Company's Summary Compensation Table, all directors and officers as a group, known beneficial holders of more than 5% of the outstanding Common Stock and all directors and executive officers as a group. All information is based on information known to OEC with respect to such persons' beneficial ownership of shares of Company common stock as of March 31, 1997. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares held in their names, subject to community property laws, if applicable:

            Forstmann-Leff Assoc., Inc.                          3,131,950    23.9%
              FLA Asset Management, Inc.
              Stamford Advisors Corp.
              55 East 52nd Street
              New York, NY 10055(1)

            FMR Corp.                                            1,016,000     7.7%
              82 Devonshire Street
              Boston, MA 02109(1)

            Heartland Advisors, Inc.                               747,700     5.9%
              790 North Milwaukee Street
              Milwaukee, WI 53202(1)

            Ruediger Naumann-Etienne(2)                            211,750     1.6%

            Randy W. Zundel(2)                                     145,998     1.1%

            Barry K. Hanover (2)                                    89,375       *

            Larry E. Harrawood(2)                                  163,724     1.2%

            Gary N. Kilman(2)                                       97,300       *

            Gregory K. Hinckley(2)                                   1,667       *

            Benno P. Lotz(2)                                        12,187       *

            Allan W. May(2)                                        163,562     1.2%

            Chase Peterson(2)                                       12,667       *
            All executive officers and directors as a group        898,230     6.8%
              (9 persons)(3)

---------------

(*) Less than 1%.

(1) Information provided pursuant to Schedule 13G reports filed with the Securities Exchange Commission in February 1997.

(2) Includes options to purchase common stock which are currently exercisable or will become exercisable within 60 days of March 31, 1997, as follows: Dr. Naumann-Etienne, 187,750; Mr. Zundel, 143,500; Mr. Hanover, 89,375; Mr. Harrawood, 142,350; Mr. Kilman, 97,300; Mr. Hinckley, 1,667; Mr. Lotz, 10,687; Mr. May, 160,000; Mr. Peterson, 11,667.

(3) Includes options to purchase 844,296 shares of common stock which are currently exercisable or will become exercisable within 60 days of March 31, 1997.

              PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP served as independent auditors for the Company for the year ended December 31, 1996. The Board of Directors has appointed, subject to the ratification by the stockholders, Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS TO THE STOCKHOLDERS THAT THEY VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders that are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by December 17, 1997 in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the persons named in the accompanying form of Proxy will vote thereon in accordance with their best judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ ALLAN W. MAY

                                        Allan W. May

                                        Secretary

                        OEC MEDICAL SYSTEMS, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Ruediger Naumann-Etienne and Allan W. May, jointly and severally, as proxies, with full power of substitution, to vote all the shares of Common Stock of OEC Medical Systems, Inc. (The "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Salt Lake City Little America Hotel, 500 South Main, Salt Lake City, Utah on Thursday, May 15, 1997; at 10 a.m. Utah time, as instructed on the reverse, and upon all matters, which may properly be considered at such meeting or any adjournment thereof. To vote in accordance with the Board of Directors recommendations, merely sign below; no boxes need to be checked.


                        (Continued on the other side)
                                                                  SEE REVERSE
                                                                      SIDE


                            FOLD AND DETACH HERE

________________                               /X/ PLEASE MARK YOUR CHOICE
     COMMON                                               LIKE THIS


1. Election of Directors: Gregory Hinckley, Benno Lotz, Allan May, Ruediger Naumann-Etienne and Chase Peterson.
   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee name in the line above.)

   / / FOR all nominees listed above (Except any nominee whose name has been struck out)
   / / WITHHOLD AUTHORITY to vote for all nominees listed above


2. Ratification of Deloitte & Touche LLP as independent auditors for 1997.

       / / FOR     / / AGAINST     / / ABSTAIN

   The proxies designated on the reverse are directed to vote as instructed above, or, if no instruction is made, to vote in accordance with the recommendations of the Board of Directors, and in accordance with the discretion of the proxies on such other matters as may properly come before the meeting. Such authority includes the right, in the discretion of the proxies, and each of them, to emulate votes for the election of Directors in each class and thereby distribute, in such proportions within each class as the proxies see fit, the votes represented by this proxy among the nominees in each class named above.

   _______________________________________________________________________
   Signature (and Title)

   _______________________________________________________________________
   Date

   _______________________________________________________________________




Signature(s)____________________________________________________Date___________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                              FOLD AND DETACH HERE